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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL YEAR END

FINANCIAL RESULTS, DECLARES QUARTERLY DIVIDEND

New Brunswick, New Jersey, October 30, 2025 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and fiscal year ended September 30, 2025.

The Company reported $2.5 million in net income for the three months ended September 30, 2025 compared with net income of $2.5 million for the three months ended September 30, 2024. The Company also reported net income of $9.8 million for the year ended September 30, 2025 compared with $7.8 million for the year ended September 30, 2024.

The Company’s basic and diluted earnings per share were $0.41 and $0.40, respectively, for the three months ended September 30, 2025 compared with $0.41 for both basic and diluted earnings per share for the three months ended September 30, 2024. The Company’s basic and diluted earnings per share were $1.57 and $1.56, respectively, for the year ended September 30, 2025 compared with $1.23 for both basic and diluted earnings per share for the year ended September 30, 2024.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share, which will be paid on November 25, 2025 to stockholders of record as of November 13, 2025.

“We are proud to announce record earnings for Magyar Bancorp”, stated John Fitzgerald, President and Chief Executive Officer. “A 20 basis point increase in our net interest margin from the prior year, combined with prudent balance sheet management and a 10% growth in the loan portfolio led to a 25% increase in net income from the prior year end. We are pleased to see the stock market’s reaction to these achievements, reflected in a 40% increase in Magyar’s stock price from September 30, 2024 to September 30, 2025.”

Mr. Fitzgerald continued, “We are pleased to provide our shareholders with a strong return this past year, and Management feels the Bank is well positioned to continue its strong performance in our next fiscal year”

Results of Operations

Net income decreased $17 thousand, or 0.7%, and was $2.5 million during the three-month periods ended September 30, 2025 and 2024 as lower gains from the sale of other real estate owned and higher provisions for credit loss offset higher net interest income and lower income tax expense. Net income increased $2.0 million, or 25.4%, to $9.8 million during the year ended September 30, 2025 compared with $7.8 million for the year ended September 30, 2024 from higher net interest income, partially offset by higher provisions for credit loss, other expenses and income tax expense.

Net interest and dividend income increased $1.4 million, or 19.6%, to $8.4 million for the three months ended September 30, 2025 from $7.0 million for the three months ended September 30, 2024. The Company’s net interest margin increased by 39 basis points to 3.47% for the three months ended September 30, 2025 from 3.08% for the three months ended September 30, 2024.

Interest and dividend income increased $1.5 million, or 11.9%, to $14.3 million for the three months ended September 30, 2025 from $12.8 million for the three months ended September 30, 2024. Between these periods the Company grew the average balance of its interest-earning assets by $54.6 million, or 6.0%, to $958.8 million, while the yield on such assets increased 31 basis points to 5.91% for the three months ended September 30, 2025 from 5.60% for the prior year period. The increase in yield on the Company’s assets was attributable to higher interest income on loan originations and on adjustable-rate commercial term loans repricing higher.

Interest expense increased $148 thousand, or 2.6%, to $5.9 million for the three months ended September 30, 2025 from $5.7 million for the three months ended September 30, 2024. The average balance of interest-bearing liabilities increased $63.3 million, or 9.2%, between the two periods while the cost of such liabilities decreased 19 basis points to 3.10% for the three months ended September 30, 2025 compared with 3.29% for the prior year period. Lower short-term market interest rates were primarily responsible for the lower cost of the Company’s interest-bearing liabilities.

During the year ended September 30, 2025, net interest and dividend income increased $3.9 million, or 14.0%, to $31.9 million compared with $28.0 million for the year ended September 30, 2024. The Company’s net interest margin increased by 20 basis points to 3.34% for the year ended September 30, 2025 compared to 3.14% for the year ended September 30, 2024.

The average balance of interest-earning assets increased $63.8 million, or 7.2%, to $954.6 million from $890.8 million, while the yield on such assets increased 28 basis points to 5.73% for the year ended September 30, 2025 compared with 5.45% for the prior year. Interest and dividend income increased $6.1 million, or 12.6%, to $54.7 million for the year ended September 30, 2025 from $48.6 million for the year ended September 30, 2024. The increase in yield on the Company’s assets was attributable to higher interest income on loan originations and on adjustable-rate commercial term loans repricing higher.

Interest expense increased $2.2 million, or 10.7%, to $22.8 million for the year ended September 30, 2025 from $20.6 million for the year ended September 30, 2024. The average balance of interest-bearing liabilities increased $91.0 million, or 13.8%, between the two periods while the cost of such liabilities decreased eight basis points to 3.05% for the year ended September 30, 2025 compared with 3.13% for the prior year. Lower short-term market interest rates were also responsible for the lower cost of the Company’s interest-bearing liabilities for the year-over-year comparison.

The Company recorded $229 thousand in credit loss provisions during the three months ended September 30, 2025 compared with a net recovery of $351 thousand for the three months ended September 30, 2024. Growth in commercial real estate loans and construction loan commitments accounted for the provisions for credit loss during the three months ended September 30, 2025. There were $38 thousand in loan recoveries and no charge-offs for the three months ended September 30, 2025 compared with $2 thousand in loan recoveries and no loan charge-offs for the prior year period.

The Company recorded $402 thousand in credit loss provisions during the year ended September 30, 2025 compared with $90 thousand for the year ended September 30, 2024. Growth in the Company’s loan portfolio accounted for the provisions for credit loss during the year ended September 30, 2025. There were $149 thousand in loan recoveries and no charge-offs for the year ended September 30, 2025 compared with $69 thousand in loan recoveries and no loan charge-offs for the prior year period.

Non-interest income decreased $1.1 million, or 56.8%, to $853 thousand during the three months ended September 30, 2025 compared with $2.0 million for the prior year period. The Company did not record any gains on the sale of other real estate owned during the three months ended September 30, 2025 compared with $1.3 million during the three months ended September 30, 2024. Partially offsetting this decrease were higher interest rate swap fees and loan service charges, which increased $69 thousand and $37 thousand, respectively, between periods.

Non-interest income increased $100 thousand, or 2.8%, to $3.7 million during the year ended September 30, 2025 compared with $3.6 million for the year ended September 30, 2024. Service charges increased $304 thousand, or 26.8%, to $1.4 million during the year ended September 30, 2025 compared with $1.1 million for the year ended September 30, 2024 from higher commercial loan prepayment fees, loans fees earned and late charges. Income on bank owned life insurance increased $240 thousand, or 55.4% to $673 thousand during the year ended September 30, 2025 compared with $433 thousand for the year ended September 30, 2024 from the restructure of $8.0 million in policies beginning in the 2024 fiscal year. In addition, the Company recorded $179 thousand in interest rate swap fees compared with none for the prior year. Offsetting these increases were lower net gains from the sale of assets. The Company’s gains on other real estate and SBA loans were $229 thousand and $1.1 million, respectively, during the year ended September 30, 2025 compared with $1.3 million and $599 thousand, respectively, during the year ended September 30, 2024.

Non-interest expenses increased $140 thousand, or 2.7%, to $5.3 million during the three months ended September 30, 2025 from $5.2 million for the three months ended September 30, 2024 due to higher compensation expenses. Compensation and benefit expense increased $231 thousand, or 7.5%, to $3.3 million for the three months ended September 30, 2025 compared with $3.1 million for the prior year period from annual merit increases, higher medical insurance costs and higher incentive plan accruals. Partially offsetting this increase were lower occupancy, marketing and other expenses, which declined $34 thousand, $32 thousand and $31 thousand, respectively, primarily related to the Company’s relocation of its Bridgewater branch office to Martinsville during the December 2024 quarter. Professional fees also declined $37 thousand, or 19.6% due to lower collection costs for non-performing loans.

During the year ended September 30, 2025, non-interest expenses increased $1.0 million, or 4.9%, to $21.4 million from $20.4 million for the year ended September 30, 2024 due primarily to higher compensation and benefit expenses, which increased $893 thousand, or 7.6%, due to annual merit increases, higher medical insurance costs and higher incentive plan accruals. In addition, occupancy expenses increased $188 thousand, or 5.7%, to $3.5 million, due to lease termination expenses related to the closure of the Bank’s Bridgewater office during the year. Partially offsetting these increases were lower professional and data processing expenses, which declined $89 thousand and $71 thousand, respectively, due to lower collection costs for non-performing loans and one-time credits used to offset core processing fees.

Income tax expense decreased $446 thousand, or 28.0%, to $1.1 million for the three-month period ended September 30, 2025 from $1.6 million for the three-month period ended September 30, 2024. The decrease was attributable to lower pre-tax income, which decreased $463 thousand, or 11.2%, to $3.7 million as well as a $456 thousand expense for taxable gains on surrendered bank-owned life insurance policies during the three months ended September 30, 2024.

Income tax expense increased $732 thousand, or 22.1%, to $4.0 million for the year ended September 30, 2025 from $3.3 million for the year ended September 30, 2024. The increase was attributable to higher pre-tax income, which increased $2.7 million, or 24.4%, to $13.8 million during the year ended September 30, 2025 compared with $11.1 million for the year ended September 30, 2024.

Balance Sheet Comparison

Total assets increased $10.2 million, or 1.0%, to $997.7 million during the three months ended September 30, 2025 from $987.5 million at June 30, 2025, reflecting a $13.4 million increase in loans receivable, offset by a $2.7 million decrease in investment securities and a $1.6 million decrease in bank owned life insurance.

During the year ended September 30, 2025, total assets increased $45.7 million, or 4.8%, to $997.7 million compared with $951.9 million at September 30, 2024. The increase was attributable to a $77.2 million increase in loans receivable, offset by an $18.4 million decrease in interest-earning deposits with banks, a $7.0 million decrease in investment securities, a $4.3 million decrease in bank owned life insurance and a $1.6 million decrease in other real estate owned.

Cash and interest-earning deposits with banks was unchanged at $7.1 million at September 30, 2025 from June 30, 2025, but decreased by $18.5 million, or 72.3%, during the year ended September 30, 2025 to fund loan originations.

At September 30, 2025, investment securities totaled $88.4 million, reflecting a $2.7 million, or 2.9%, decrease from June 30, 2025 and a $7.0 million, or 7.3%, decrease from September 30, 2024. Investment securities at September 30, 2025 consisted of $65.6 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $9.4 million in U.S. government-sponsored enterprise debt securities, $9.8 million in corporate notes, $3.4 million in municipal bonds and $174 thousand in “private-label” mortgage-backed securities.

Total loans receivable increased $13.5 million, or 1.6%, during the quarter ended September 30, 2025 and have increased by $77.7 million, or 9.9%, to $858.9 million during the year ended September 30, 2025 from $781.2 million at September 30, 2024. The growth for the year occurred in commercial real estate loans, which increased $71.9 million, or 15.6%, to $533.2 million, in construction and land loans, which increased $6.6 million, or 28.9%, to $29.3 million, and in one-to four-family residential mortgage loans (including home equity lines of credit), which increased $3.3 million, or 1.2%, to $274.2 million. Offsetting these increases were declines in commercial business loans, which decreased $4.0 million, or 16.5%, to $20.1 million and in other consumer loans, which decreased $116 thousand, or 5.2%, to $2.1 million.

During the quarter our total non-performing loans decreased $469 thousand, or 50.9%, to $451 thousand at September 30, 2025 from $920 thousand at June 30, 2025 from one loan totaling $288 thousand paying off and one loan totaling $271 thousand that was paid current. There was one new non-performing residential mortgage loan totaling $90 thousand during the quarter. The ratio of non-performing loans to total loans was 0.05% at September 30, 2025 compared to 0.03% at September 30, 2024.

The allowance for on balance sheet credit losses increased $802 thousand to $8.4 million for the year ended September 30, 2025 compared to $7.5 million for the year ended September 30, 2024. The increase was attributable to provisions for credit loss totaling $653 thousand and net loan recoveries totaling $149 thousand during the year. For comparison, the Company recorded provisions for loan loss totaling $182 thousand and net loan recoveries totaling $69 thousand during the year ended September 30, 2024.

Other real estate owned was unchanged during the three months ended September 30, 2025, and decreased $1.6 million to $2.2 million during the year ended September 30, 2025. The Company sold two properties totaling $1.8 million and wrote down its remaining property by $57 thousand during the year ended September 30, 2025.

Bank owned life insurance (“BOLI”) decreased $1.6 million, or 7.6%, to $19.0 million during the three months ended September 30, 2025, resulting in a $4.3 million, or 18.4%, decrease for the year. The Company began restructuring $7.9 million of its BOLI portfolio in August 2024 and received the final surrendered policy proceeds in August 2025. The restructure increased the crediting rate on the restructured BOLI policies from 2.24% (3.20% tax-equivalent yield) to 4.67% (6.67% tax-equivalent yield).

Total deposits decreased $5.7 million, or 0.7%, during the three months ended September 30, 2025 to $814.3 million while total deposits increased $17.6 million, or 2.2%, during the year ended September 30, 2025. The growth in deposits during the year occurred in certificates of deposit (including individual retirement accounts) which increased $50.3 million, or 31.5%, to $210.0 million, in interest-bearing checking account balances, which increased $17.0 million, or 11.6% to $163.8 million, and in savings account balances, which increased $1.6 million, or 3.0%, to $54.4 million. Offsetting these increases were declines in money market account balances, which decreased $35.6 million, or 11.7%, to $268.9 million and in non-interest checking account balances, which decreased $15.6 million, or 11.7%, to $117.2 million.

Included in the Company’s total deposits was an estimated $127.9 million that was not collateralized and exceeded the FDIC’s insurance coverage limit of $250,000 at September 30, 2025 compared to $114.7 million at September 30, 2024.

Borrowings increased $13.0 million during the three months ended September 30, 2025 to $49.1 million, reflecting a $20.5 million increase during the year ended September 30, 2025. Long-term advances from the Federal Home Loan Bank of New York were utilized to match fund commercial real estate loan originations.

The Company did not repurchase any shares of its stock during the three months ended September 30, 2025. Under its current stock repurchase plan the Company may repurchase of up to 5% of its outstanding shares, or up to 323,547 shares. The Company had repurchased 20,000 shares at an average price of $15.42 per share for the year ended September 30, 2025.

Total equity increased $8.3 million, or 7.5%, to $118.8 million at September 30, 2025 from $110.5 million at September 30, 2024. The increase was attributable to the Company’s net income from operations totaling $9.8 million, partially offset by $1.8 million in dividends paid and $845 thousand in share repurchases. In addition, other comprehensive income and stock-based compensation expense increased the Company’s equity by $1.2 million. The Company’s book value per share increased to $18.34 at September 30, 2025 from $16.98 at September 30, 2024.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, Martinsville and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, the effects of the federal government shutdown, the COVID-19 or any other pandemic, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Years Ended
	September 30,		September 30,
	2025	2024	2025	2024

Income Statement Data:
Interest and dividend income	$14,289	$12,764	$54,706	$48,571
Interest expense	5,891	5,743	22,810	20,597
Net interest and dividend income	8,398	7,021	31,896	27,974
Provision for (release of) credit losses	229	(351)	402	90
Net interest and dividend income after
provision for (release of) credit losses	8,169	7,372	31,494	27,884
Other income	853	1,973	3,713	3,613
Other expense	5,352	5,212	21,398	20,397
Income before income tax expense	3,670	4,133	13,809	11,100
Income tax expense	1,145	1,591	4,049	3,317
Net income	$2,525	$2,542	$9,760	$7,783

Per Share Data:
Net income per share-basic	$0.41	$0.41	$1.57	$1.23
Net income per share-diluted	$0.40	$0.41	$1.56	$1.23
Book value per share, at period end	$18.34	$16.98	$18.34	$16.98

Selected Ratios (annualized):
Return on average assets	1.00%	1.06%	0.97%	0.83%
Return on average equity	9.05%	9.63%	8.18%	6.96%
Net interest margin	3.47%	3.08%	3.34%	3.14%

	Years Ended
	September 30,
	2025	2024
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$997,660	$951,918
Total loans receivable	857,353	780,162
Allowance for credit losses- loans	(8,350)	(7,548)
Investment securities - available for sale, at fair value	21,182	15,616
Investment securities - held to maturity, at cost	67,266	79,816
Deposits	814,307	796,674
Borrowings	49,054	28,568
Shareholders' Equity	118,842	110,548

Asset Quality Data:
Non-performing loans	$451	$232
Other real estate owned	2,167	3,725
Total non-performing assets	$2,618	$3,957
Allowance for credit losses to non-performing loans	NM*	NM*
Allowance for credit losses to total loans receivable	0.97%	0.97%
Non-performing loans to total loans receivable	0.05%	0.03%
Non-performing assets to total assets	0.26%	0.42%
Non-performing assets to total equity	2.20%	3.58%
* Not meaningful